UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) - September 8, 2015

IEC ELECTRONICS CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-6508    13-3458955
(Commission File Number)    (IRS Employer Identification No.)

105 Norton Street, Newark, New York 14513
(Address of principal executive offices)(Zip code )

(315) 331-7742
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management
Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 8, 2015, IEC Electronics Corp. (the “Company”) entered into an employment agreement with Jens Hauvn to serve as the Company’s Senior Vice President, Operations.

Under the terms of the employment agreement, the Company will pay or provide the following: (1) an annual base salary of $220,000, which the Chief Executive Officer of the Company will review periodically for increases; (2) an annual incentive award subject to the accomplishment of specific performance goals established by the Compensation Committee of the Board of Directors pursuant to the terms of the Company’s Management Incentive Plan, or any successor arrangement thereto, with a target value of at least 45% of base salary for the fiscal year; (3) long-term incentive awards on such terms established by the Compensation Committee; (4) a stock option award to purchase 50,000 shares of the Company’s common stock and another stock option award to purchase up to an additional 50,000 shares of the Company’s common stock if Mr. Hauvn relocates his primary residence to the greater Rochester, New York area, each option to vest and become exercisable as follows: 10% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and 40% on the fourth anniversary of the grant date, subject to Mr. Hauvn’s continued employment with the Company; (5) a one-time signing bonus of $9,500; and (6) termination benefits in the event of a termination of employment under certain conditions as set forth in the employment agreement.

In the event that Mr. Hauvn’s employment with the Company is terminated without Cause by the Company or by Mr. Hauvn for Good Reason, as such terms are defined in the employment agreement, the Company will pay or provide the following termination benefits: (1) salary continuation at his base salary then in effect for six months following termination; (2) a pro rata annual incentive award; (3) accelerated vesting of any outstanding long-term incentive awards; (4) the right to exercise any vested option(s) before the earlier of the option’s expiration date and one year following termination; and (5) continued coverage under the Company’s health insurance plan for six months following termination.

The employment agreement also contains terms and provisions for recovering certain compensation in the event of an accounting restatement resulting from Mr. Hauvn’s willful or grossly negligent conduct or financial dishonesty, and customary terms and provisions including those related to competition, non-solicitation of employees and customers and confidential information.

Prior to joining the Company in October 2014 as Vice President of Quality and Operational Excellence, Mr. Hauvn, age 48, most recently served as Vice President, Corporate Quality at Ducommun Incorporated, a global provider of manufacturing and engineering services, from June 2011 to July 2014. From June 1992 to June 2011, Mr. Hauvn served in management positions with several of Ducommun Incorporated’s predecessor companies purchased in a series of acquisitions. Mr. Hauvn holds a B.S. in Electrical Engineering from the University of Wisconsin Milwaukee.

There was no arrangement or understanding between Mr. Hauvn and any other person with respect to his promotion to Senior Vice President, Operations and there is no family relationship between Mr. Hauvn and any director or executive officer of the Company. Since October 1, 2013, there have been no transactions, nor are there any currently proposed transactions, in which the Company or any of its subsidiaries was or is to be a participant and in which Mr. Hauvn, or any member of his immediate family has, or will have a direct or indirect material interest.

A copy of Mr. Hauvn’s employment agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015.

Section 9	Financial Statements and Exhibits
Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit 99.1	Press Release issued by IEC Electronics Corp. on September 14, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IEC Electronics Corp.
(Registrant)

Date:	September 14, 2015	By:	/s/ Jeffrey T. Schlarbaum
Jeffrey T. Schlarbaum
President & CEO